UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2008

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 Merritt 7

Norwalk, Connecticut 06851

(Address of principal executive offices)

(203) 810-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 22, 2008, FactSet Research Systems Inc. (“FactSet” or the “Company”) entered into a definitive agreement with Thomson Reuters on the sale of a copy of the Thomson Fundamentals database and related assets to FactSet. The sale will include copies of the database, source data, collection software and documentation, collection training materials, as well as the potential for FactSet to acquire certain customer contracts for Thomson Fundamentals and to hire certain key employees connected with the database and related assets.

The cash consideration will be paid out of available cash and is based on a formula that includes revenues transferred to FactSet by customer users of Thomson’s database who have consented to assign their contract to FactSet. The purchase price will be determined at closing.

In addition, upon closing, FactSet and Thomson Reuters will enter into a Transition Services Agreement to provide certain transitional services for up to 18 months after closing, including consulting and support services to give FactSet a full understanding of the structure and content of the database, and regular updates to the database, provided on the same schedule and with the same timeliness, content and quality as the updates sent to Thomson’s clients.

The agreement was entered into by Thomson Reuters to meet certain regulatory requirements of the European Commission and U.S. Department of Justice in connection with Thomson’s acquisition of Reuters, which closed on April 17, 2008, and is subject to approval by both agencies under those requirements.

If approved by both agencies, the sale is expected to close in the second calendar quarter of 2008.

Item 8.01	Other Events

On April 23, 2008, FactSet issued a press release announcing that it entered into a definitive agreement to acquire a copy of the Thomson Fundamentals database and related assets.

The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by FactSet Research Systems Inc., dated April 23, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC.
(Registrant)

Date: April 24, 2008	/s/ PETER G. WALSH
Peter G. Walsh
Senior Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by FactSet Research Systems Inc., dated April 23, 2008